SEC          Potential persons who are to respond to the collection of
1745 (3-     information contained in this form are not required to respond
98)          unless the form displays a currently valid OMB control number.


                 UNITED STATES                         OMB APPROVAL
       SECURITIES AND EXCHANGE COMMISSION         OMB Number: 3235-0145
             Wachington, D.C. 20549               Expires: October 31, 2002
                                                  Estimated average burden
                  SCHEDULE 13G                    hours per response...14.9


                   Under the Securities Exchange Act of 1934
                           (Amentment No. _________)*

                                Upbancorp, Inc.
            --------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $1.00 Per Share
            --------------------------------------------------------
                         (Title of Class of Securities)


                                   915298103
            --------------------------------------------------------
                                 (CUSIP Number)


                                   05-16-2000
            --------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13G


CUSIP No. 915298103
--------------------------------------------------------------------------------
1.        Names of Reporting persons.
          I.R.S. Identification Nos. of above persons (entities only)

          Metropolitan Bank Group, Inc.       36-3012593
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  N/A
          (b)  N/A
--------------------------------------------------------------------------------
3.        SEC Use Only
--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization         Illinois
--------------------------------------------------------------------------------
Number of      5. Sole Voting Power         45,324     5.4%
Shares         -----------------------------------------------------------------
Beneficially   6. Shared Voting Power       N/A
Owned by       -----------------------------------------------------------------
Each           7. Sole Dispositive Power    45,324     5.4%
Reporting      -----------------------------------------------------------------
Person With    8. Shared Dispositive Power  N/A
--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by
          Each Reporting Person                        45,324
--------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)            N/A
--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (11)   5.4%
--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
          CO

ITEM 1.(a)     Name of Issuer

               Upbancorp, Inc. ("Issuer")

ITEM 1.(b)     Address of Issuer's Principal Executive Offices.

               4750 N. Broadway
               Chicago, Illinois, 60640

ITEM 2.(a)     Name of Person Filing

               Metropolitan Bank Group, Inc. ("MBG")

ITEM 2.(b)     Address of Principal Business Office

               1110 W. 35th Street, 2nd Floor
               Chicago, Illinois, 60609

ITEM 2.(c)     Citizenship

               MBG is an Illinois Corporation

ITEM 2.(d)     Title or Class of Securities

               Common Stock, Par Value $1.00 Per Share

ITEM 2.(e)     CUSIP Number

               915298103

ITEM 3.        If this statement is filed pursuant to 240.13d-
               1(b) or 240.13d-2(b) or (c), Check whether the person filing is a:

               Not Applicable

ITEM 4.(a)     Ownership

               Amount beneficially owned is 45,324

ITEM 4.(b)     Percent of Class

               5.4%

ITEM 4.(c)     Number of Shares as to which the person has:

               (i)       Sole power to vote or to direct the vote

                         45,324

               (ii)      Shared power to vote or to direct the vote

                         Not Applicable

               (iii)     Sole power to dispose or to direct the
                         disposition of

                         45,324

               (iv) Shared power to dispose or to direct the disposition of

                         Not Applicable

ITEM 5.        Ownership of Five Percent or Less of a Class

               Not Applicable

ITEM 6.        Ownership of More than Five Percent on Behalf of
               Another Person

               Not Applicable

ITEM 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company

               Not Applicable

ITEM 8. Identification and Classification of Members of the Group

               Not Applicable

ITEM 9.        Notice of Dissolution of Group

               Not Applicable

ITEM 10.       Certification pursuant to 240.13d-1(c):
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                                       5-23-2000
                                                      --------------------------

                                                              /s/Randall P. Sara
                                                      --------------------------
                                                                       Signature

                                                      /s/Randall P. Sara, C.F.O.
                                                      --------------------------
                                                                      Name/Title